Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER Dated as of May 20, 2007, Among OLIN CORPORATION, PRINCETON MERGER CORP. And PIONEER COMPANIES, INC.

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 20, 2007, among OLIN CORPORATION, a Virginia corporation (“Parent”), PRINCETON MERGER CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and PIONEER COMPANIES, INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Appraisal Shares, will be converted into the right to receive $35.00 in cash; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

SECTION 1.02. Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws.  (a)  The Fourth Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time as set forth in Exhibit A and, as so amended, such Company Certificate shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)  The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06. Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a)  Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Company Common Stock.  Each share of Company Common Stock (including Company Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.  As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become, the right to receive the Merger Consideration as provided in Section 2.01(c).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates.  (a)  Paying Agent.  Prior to the Effective Time, Parent shall appoint American Stock Transfer & Trust Company or another comparable bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration.  At the earlier of the Closing and the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)  No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d)  Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

(e)  No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)  Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund in a money market fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States government and repurchase agreements in respect of such obligations.  Any interest and other income resulting from such investments shall be paid to Parent.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Sections 2.02(d) and 2.02(e)), Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h)  Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company.  Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a)  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries has been duly organized, and is validly existing and, where such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed to be conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where such concept is applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its Amended and Restated Bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof.  The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2004 and prior to the date hereof.

(b)  Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and, each jurisdiction in which such Subsidiary is qualified or licensed to do business.  All the issued and outstanding shares of Capital Stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such Capital Stock.  Except for the Capital Stock of its Subsidiaries, the Company does not own, directly or indirectly, any Capital Stock of any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

(c)  Capital Structure.  (i)  The authorized Capital Stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  At the close of business on May 18, 2007, (A) 11,840,934 shares of Company Common Stock were issued and outstanding (including 37,755 Company Restricted Shares), (B) no shares of Company Common Stock were held by the Company in its treasury, (C) 1,257,955 shares of Company Common Stock were reserved and available for issuance pursuant to the Company 2006 Stock Incentive Plan and the Company 2001 Employee Stock Option Plan (collectively, the “Company Stock Plans”), of which 178,039 shares of Company Common Stock were subject to outstanding Company Stock Options, (D) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares and (E) up to 3,398,664 shares of Company Common Stock were reserved for issuance and issuable upon conversion of the Company’s 2.75% Convertible Senior Subordinated Notes due 2027 (the “Convertible Notes”).  Except as set forth above in this Section 3.01(c)(i), at the close of business on May 18, 2007, no shares of Capital Stock of the Company were issued, reserved for issuance or outstanding.  There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options, the Company Restricted Shares and the Convertible Notes) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).

(ii)  Section 3.01(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list, as of May 18, 2007, of (A) all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof and (B) all shares of Company Common Stock that were outstanding but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by the Company at a fixed purchase price (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans or otherwise, the grant and issuance dates, expiration dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof.  All (1) Company Restricted Shares and (2) Company Stock Options are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case in the forms set forth in Section 3.01(c)(ii) of the Company Disclosure Schedule, and no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are inconsistent with or in addition to such forms.  Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Market, the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable laws.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.  Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.  Each Company Stock Option and each Company Restricted Share may, by its terms, be treated at the Effective Time as set forth in Section 5.04(a)(i) or 5.04(a)(ii), as applicable.  All outstanding shares of Capital Stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options and the Convertible Notes will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(iii)  Except for the Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth above in this Section 3.01(c), (A) there are not issued, reserved for issuance or outstanding (1) any shares of Capital Stock of the Company, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for Capital Stock of the Company or any Subsidiary of the Company or (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any Capital Stock or securities convertible into or exchangeable or exercisable for Capital Stock of the Company or any Subsidiary of the Company and (B) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(d)  Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the receipt of the Stockholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.  The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to (i) the Stockholder Approval and (ii) the governmental filings and the other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Canadian Filings, if applicable, (3) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (4) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (5) any filings required under the rules and regulations of the Nasdaq Global Market and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e)  Company SEC Documents.  (i)  The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents complied in all material respects, to the extent in effect at the time of filing, with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.  None of the Subsidiaries of the Company are, or have at any time since January 1, 2002, been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii)  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii)  The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(iv)  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(v)  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(vi)  Since January 1, 2004, the Company has not received any oral or written notification of any “material weakness” in the Company’s internal controls over financial reporting.  There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)  Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(a)(i) through (xiv), since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Capital Stock of the Company or any of its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Capital Stock of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such Capital Stock, (iii) any split, combination or reclassification of any Capital Stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for their Capital Stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (each a “Participant”) of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any Participant not previously receiving or entitled to receive such type of compensation or benefit, except (1), in the case of employees who are neither directors nor officers, for normal increases in cash compensation in the ordinary course of business consistent with past practice or (2) as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any Participant of (1) any change of control, severance, termination, retention or any similar compensation or benefits or any increases therein or any payment thereof or (2) any right to receive any change of control, severance, termination, retention or any similar compensation or benefits or any increases therein, (C) any entry by the Company or any of its Subsidiaries into, or any amendment or termination of (1) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, employee benefit, loan, stock repurchase or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (2) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of Company Stock Options, Company Restricted Shares, Company Stock-Based Awards, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (E) the taking of any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement or (F) the taking of any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election, any change in material method of accounting for tax purposes or any settlement or compromise of any material income tax liability.

(h)  Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i)  Contracts.  (i)  Except for (A) Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents and (B) Contracts that the Company made available for review by representatives of Parent and which were considered “Restricted Evaluation Material” (as that term is defined in the Confidentiality Agreement, as supplemented by the letter agreement dated as of February 16, 2007) (the Contracts referred to in this clause (B), the “Restricted Contracts”), Section 3.01(i)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent prior to the date of this Agreement true, complete and correct copies (including all amendments and modifications thereto) of:

(A) all Contracts that are of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder;

(B) all Contracts of the Company or any of its Subsidiaries made in the ordinary course of business involving annual payments by or to the Company or any of its Subsidiaries, of more than $5,000,000;

(C) all Contracts to which the Company or any of its Subsidiaries is a party, or that purports to be binding upon the Company, any of its Subsidiaries or any of its Affiliates, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the Company and its Subsidiaries) to compete in any business or with any person in any geographic area;

(D) all material Contracts of the Company or any of its Subsidiaries made outside the ordinary course of business;

(E) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

(F) all joint venture, partnership or other similar agreements to which the Company or any of its Subsidiaries is a party (including all amendments and modifications thereto); and

(G) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (collectively, “debt obligations”) pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of debt obligations of any other person (other than the Company or any of its Subsidiaries), including the respective aggregate principal amounts outstanding as of the date of this Agreement.

(ii)  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii)  The Restricted Contracts represent at least 80% of the aggregate volume purchased or sold, as the case may be, by the Company and its Subsidiaries of each product or service they purchased or sold.

(j)  Compliance with Laws; Environmental Matters.  (i)  Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed to be conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened, except for actions, demands, requirements, investigations, suits or proceedings that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(ii)  Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:    the Company and each of its Subsidiaries is, and have been, in compliance with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (1) written communication that alleges that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (2) written request for information pursuant to any Environmental Law, or (3) notice regarding any requirement proposed for adoption or implementation under any Environmental Law which would be applicable to the operations of the Company or any of its Subsidiaries and would result in capital expenditures;

(B) (1) the Company and each of its Subsidiaries have obtained and are in compliance with all permits, licenses and other governmental authorizations that are required by Environmental Law for their respective operations as currently conducted (“Environmental Permits”), (2) all such Environmental Permits are valid and in good standing, (3) neither the Company nor any of its Subsidiaries has received any written notice of any actual or potential change in the status or terms and conditions of any Environmental Permit, and (4) the transactions contemplated by this Agreement will not result in the modification or revocation of any Environmental Permit;

(C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

(D) to the Knowledge of the Company, there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; and

(E) (1) neither the Company nor any of its Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, and (2) there are no Environmental Claims against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iii)  (A)“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials; or (2) the failure to comply with any Environmental Law.

(B) “Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(C) “Hazardous Materials” means (1) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, mercury in any form, and polychlorinated biphenyls; and (2) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface strata or workplace) or within any building, structure, facility or fixture.

(k)  Absence of Changes in Company Benefit Plans; Labor Relations.  Except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(i) through (xiv), since the date of the most recent financial statements included in the Filed Company SEC Documents, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, other equity or equity-based compensation performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, termination, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any Participant, but not including any Company Benefit Agreement (collectively, the “Company Benefit Plans”), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Pension Plan is not then out of compliance with applicable law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code.  Except as disclosed in the Filed Company SEC Documents, there exist no currently binding Company Benefit Agreements.  There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  No employees of the Company or any of its Subsidiaries are, or since January 1, 2003 have been, represented by any union with respect to their employment by the Company or such Subsidiary.  There is not pending and since January 1, 2003 until the date hereof there has not been any material labor dispute, union organization attempt or work stoppage, slowdown or lockout due to labor disagreements.  There is no, and since January 1, 2003 until the date hereof, there has not been, any unfair labor practice charge, complaint or other proceeding pending and, to the Knowledge of the Company, no such charge, complaint or other proceeding is threatened, against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.  Each of the Company and its Subsidiaries is, and since January 1, 2003, has been, in compliance in all material respects with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since January 1, 2003, has not, engaged in any unfair labor practice.  There are no material complaints, controversies, lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any Participant or any class of the foregoing, relating to any such law, or alleging breach of any express or implied contract of employment or of any other wrongful or tortious conduct in connection with the employment relationship.  There are no pending or, to the Knowledge of the Company, threatened, investigations, audits, complaints, or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity, whether domestic or foreign, respecting or involving any applicant for employment, any Participant or any class of the foregoing.

(l)  Employee Benefit Matters.  (i)  Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements in effect on the date of this Agreement.  The Company has provided to Parent complete and accurate copies of (A) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plans or Company Benefit Agreements, written descriptions thereof), (B) the two most recent annual reports on Form 5500 (including any accompanying schedules and attachments) required to be filed with the Internal Revenue Service (the “IRS”) and the two most recent annual information returns filed with any Governmental Entity with respect to each Company Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description and summary of material modifications (including any applicable notices under Section 204(h) of ERISA) for each Company Benefit Plan for which a summary plan description or summary of material modifications, as applicable, is required under applicable law, (D) the two most recent actuarial valuations for each Company Benefit Plan (if any) and (E) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan.  Each Company Benefit Plan has been administered in all material respects in accordance with its terms.  Each Company Benefit Plan has been administered in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.

(ii)  All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.  All Company Pension Plans required to have been approved by or registered with any foreign Governmental Entity have been so approved or registered, no such approval or registration has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval or registration relating thereto or materially increase the costs relating thereto.  The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any.  The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii)  Section 3.01(l)(iii) of the Company Disclosure Schedule contains a list of (A) each Company Benefit Plan subject to Title IV of ERISA that the Company, any Commonly Controlled Entity or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to (each, a “Title IV Plan”), and (B) each other Company Benefit Plan that is a defined benefit pension plan.  All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of such Company Benefit Plan and all applicable laws have been timely made.  No “accumulated funding deficiency”, as defined in Section 412(a) of the Code, has been incurred with respect to any Title IV Plan, whether or not waived.  No event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plan.  No Title IV Plan, other than any Title IV Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), had, as of the last annual valuation date for such Title IV Plan, any “unfunded benefit liabilities” (as such term is defined in Section 4001(a)(18) of ERISA) based on actuarial assumptions that have been delivered to Parent, and there has been no material adverse change in the financial condition of any Title IV Plan since its last such annual valuation date.  Neither the Company nor any Commonly Controlled Entity has (1) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA or (2) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV or Section 302 of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(iv)  Neither the Company nor any Commonly Controlled Entity has announced an intention to withdraw, but has not yet completed withdrawal, from a Multiemployer Plan, and no action has been taken, and no circumstance exists, that has resulted or would, with the passage of time, reasonably be expected to result in any liability under Title IV of ERISA by the Company or any Commonly Controlled Entity for any withdrawal from a Multiemployer Plan.  Section 3.01(l)(iv) of the Company Disclosure Schedule contains a list of Multiemployer Plans that the Company or any Commonly Controlled Entity or any predecessor thereof contributes to, or has in the past contributed to, and lists for each Multiemployer Plan the Company’s reasonable, good faith estimate of the maximum amount of withdrawal liability that would be incurred if the Company and each Commonly Controlled Entity were to make a complete withdrawal from such plan as of the Closing Date, and the amount of “unfunded vested benefits” (within the meaning of Section 4211 of ERISA) as of the end of the most recently completed plan year and as of the date of this Agreement.

(v)  All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed.  None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would reasonably be expected to give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(vi)  There are no understandings, agreements or undertakings, written or oral, with any person (other than pursuant to the express terms of the applicable Company Benefit Plan or Company Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any liabilities if such Company Benefit Plan or Company Benefit Agreement were amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination.  No Company Benefit Plan or related trust has been terminated during the last five years, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.  No “wind-up” (as that term is defined in Section 1(1) of the Pension Benefits Act (New Brunswick or similar applicable law) or other legislation under which a Company Benefit Plan has been registered) in whole or in part of any Company Benefit Plan has been previously ordered nor has any event occurred which would cause any Governmental Entity to order a wind-up, in whole or in part, of any Company Benefit Plan offered to Canadian employees of the Company.

(vii)  With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code or similar applicable law) in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable law and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(viii)  Section 3.01(l)(viii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan and each Company Benefit Agreement that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism, or (C) insured.  Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time.  Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law.  No Company Benefit Plan or Company Benefit Agreement that is an employee welfare benefit plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(ix)  None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or otherwise or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.  The total amount of all payments and the fair market value of all non-cash benefits (other than Company Stock Options and Company Restricted Shares) that may become payable or provided to any Participant under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the aggregate amount set forth in Section 3.01(l)(ix) of the Company Disclosure Schedule.

(x)  Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and incorrectly classifying such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(xi)  No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code, and no Participant has received or is reasonably expected to receive any payment or benefit from the Company or any of its Subsidiaries that would be nondeductible pursuant to Section 162(m) of the Code.

(xii)  Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) the rules, regulations and other guidance promulgated thereunder (clauses (A) and (B), together, the “409A Authorities”).  No Company Benefit Plan or Company Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.  No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local or foreign income, excise or other taxes (including taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(m)  No Excess Parachute Payments.  Other than payments or benefits that may be made to the persons listed in Section 3.01(m) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) (such actions, collectively, “Merger Actions”) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company, any of its Subsidiaries, Parent, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”).  Section 3.01(m) of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and each other disqualified individual (defined as set forth above) who holds any Company Stock Options or Company Restricted Shares that will vest in connection with any Merger Action and (ii) the Company’s reasonable, good faith estimate of the maximum amount that could be received (whether in cash or property or the vesting of property, and including the amount of any tax gross-up) by each Primary Company Executive as a result of any Merger Action.

(n)  Taxes.  (i)  Each of the Company and its Subsidiaries has (A) duly filed with the appropriate taxing authorities all material tax returns required to be filed by it for all periods ending on or prior to the Effective Time, and (B) duly paid in full or made adequate provision in accordance with GAAP for the payment of all material taxes due, whether or not shown as due in such tax returns.

(ii)  (A) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (collectively “Audits”) or court proceedings are presently pending or, to the Knowledge of the Company, threatened with regard to any taxes owed or claimed to be owed by or on behalf of the Company or any of its Subsidiaries, and (B) amounts finally agreed upon or determined, as the case may be, to be owed from any Audit or court proceedings relating to taxes of the Company or any of its Subsidiaries have been paid.

(iii)  None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period (or portion of a taxable period) as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code or (E) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

(iv)  Within the two-year period ending on the Closing Date, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(v)  Neither the Company nor any of its Subsidiaries has ever entered into any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a).

(vi)  No taxing authority has asserted any material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(vii)  As used in this Agreement (A) ”tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) ”taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) ”tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o)  Title to Properties.  (i)  Each of the Company and its Subsidiaries has good and marketable title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted and as currently proposed by its management to be conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed to be conducted.  All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed to be conducted.

(ii)  Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases.  Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or would result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party.

(iii)  Section 3.01(o)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material real property owned by the Company and its Subsidiaries.

(iv)  Section 3.01(o)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all material real property leased by the Companies and its Subsidiaries.

(p)  Intellectual Property.  (i)  Each of the Company and its Subsidiaries owns, or is validly licensed to use, in each case free and clear of any Liens, all material Intellectual Property used or necessary to carry on its business as now being conducted and as currently proposed to be conducted.

(ii)  To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person, except for any such infringement, misappropriation or other conflict that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property or other proprietary information of any other person), or is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding before or by any Governmental Entity or third party with respect to any such infringement, misappropriation or other conflict, that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other conflict that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, no person or persons are infringing or have misappropriated or otherwise come into conflict with the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(iii)  No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership or use by the Company or any of its Subsidiaries of any of their respective Intellectual Property which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iv)  As used in this Agreement, “Intellectual Property” shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

(q)  Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of Capital Stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r)  State Takeover Statutes.  No state takeover statute (including Section 203 of the DGCL) or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than CIBC World Markets Corp.), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(t)  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of CIBC World Markets Corp. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.  A signed copy of the written opinion of CIBC World Markets Corp. promptly will be delivered to Parent solely to confirm the delivery of such opinion.

(u)  Insurance.  Section 3.01(u) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date.  All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  Such policies are sufficient, in the reasonable opinion of the Company, for compliance by the Company with (i) all requirements of applicable laws and (ii) all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party.  The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years.  There are no pending or, to the Knowledge of the Company, threatened material claims under any insurance policy.

(v)  Relationships with Customers and Suppliers.  As of the date of this Agreement, since December 31, 2005 no customer or supplier of the Company or any of the Subsidiaries of the Company that is material to the Company and its Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided notice of its intent, or to the Knowledge of the Company threatened, to terminate its relationship with the Company or the applicable Subsidiary, or, since December 31, 2005 until the date of this Agreement, decreased or limited in any material respect its purchases from or sales to the Company or any of the Subsidiaries of the Company, or provided notice that such reductions or limitations will occur.

SECTION 3.02. Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a)  Organization, Standing and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted.  Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)  Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of Capital Stock of Parent.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Restated Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby.  No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Canadian Filings, if applicable and (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)  Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e)  Capital Resources.  As of the Closing, Parent will have sufficient cash to pay the aggregate Merger Consideration.  As of the date of this Agreement, the sum of (i) the amount of Parent’s cash on hand and (ii) the amount of cash that Parent may borrow under outstanding lending commitments equals or exceeds the aggregate Merger Consideration.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01. Conduct of Business.  (a)  Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted pursuant to Section 4.01(a)(i) through (xiv) of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business (including making maintenance expenditures) in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i)  (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its Capital Stock, except for dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock or (z) purchase, redeem or otherwise acquire any shares of Capital Stock or any other rights, warrants, calls or options to acquire any such Capital Stock, except for purchases, redemptions or other acquisitions of (A) Capital Stock or other securities of the Company in connection with the forfeiture of any Company Stock Options or Company Restricted Shares outstanding on the date hereof and (B) the Convertible Notes;

(ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any of its Capital Stock or any securities convertible into, or exchangeable for, or any rights, warrants, calls or options to acquire, any such Capital Stock or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity or equity-based interests that are linked to the value of Company Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof and (B) the issuance of shares of Company Common Stock upon conversion of the Convertible Notes);

(iii)  amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries except as may be required by the SEC or the Nasdaq Global Market;

(iv)  directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) other than capital expenditures permitted by clause (vii) below or deferred taxes, (A) any non-current asset or assets that, individually, has a purchase price in excess of $75,000 or, in the aggregate, have a purchase price in excess of $500,000 and (B) current assets acquired outside the ordinary course of business or in a manner inconsistent with past practice;

(v)  directly or indirectly (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), other than sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice or sales of unimproved land which is not used or contemplated to be used in the Company’s or any of the Company’s subsidiaries’ operations or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse in any material respect to the Company or any of its Subsidiaries;

(vi)  (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) short-term borrowings incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 at any time outstanding, (B) letters of credit issued to support payment obligations in respect of equipment for the St. Gabriel expansion project with an aggregate face value not to exceed $50,000,000 at any time outstanding and (C) letters of credit issued in the ordinary course of business consistent with past practice to support payment obligations under sales contracts with an aggregate face value not to exceed $10,000,000 at any time outstanding, (y) make any loans, advances or capital contributions to, or investments in, any other person (other than extensions of trade credit in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, the Company or any wholly owned Subsidiary) or (z) repay, redeem, repurchase or otherwise retire, or otherwise make any payment in respect of, any indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities, other than as required by their terms as in effect on the date of this Agreement;

(vii)  make any capital expenditure, other than (A) normal recurring capital expenditures which, in the aggregate, are not in excess of $18,000,000 for 2007 and (B) capital expenditures for the St. Gabriel expansion project in accordance with Section 4.01(a)(vii) of the Company Disclosure Schedule; provided that, notwithstanding and in addition to the foregoing, the Company may purchase chlorine rail cars so long as the aggregate number of chlorine rail cars owned and leased by the Company (after giving effect to any such purchase) does not exceed the number of chlorine rail cars owned and leased by the Company as of the date of this Agreement;

(viii)  (v) except as required by law or any judgment, pay, discharge, satisfy or settle any material claims (including claims of stockholders), liabilities, obligations (whether absolute, accrued, contingent or otherwise), or litigation (whether or not commenced prior to the date hereof), other than the payment, discharge, satisfaction or settlement, in the ordinary course of business consistent with past practice or in accordance with its terms as in effect on the date hereof, of any liability reflected or reserved against in the most recent financial statements (or the related notes) of the Company included in the Filed Company SEC Documents (for amounts not in excess of the amount reflected on, or reserved against in, such financial statements) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness, other than upon conversion of the Convertible Notes in accordance with their terms as in effect as of the date of this Agreement, (y) waive, transfer, grant or release any claims or right of material value or (z) waive any benefits of, or agree to modify in any respect, or terminate or fail to enforce, or consent to any material matter with respect to which consent is required under any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(ix)  enter into, modify, amend or terminate any material Contract outside the ordinary course of business or waive, release or assign any material rights or claims thereunder outside the ordinary course of business or in a manner inconsistent with past practice;

(x)  enter into, modify, amend or terminate any Contract, which if so entered into, modified, amended or terminated would reasonably be expected to (A) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (B) prevent or materially delay the consummation of the transactions contemplated by the Agreement;

(xi)  enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii)  except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable law or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any type of compensation or benefits to, any Participant not previously receiving or entitled to receive such type of compensation or benefits other than, in the case of employees who are neither directors nor officers, normal increases in cash compensation in the ordinary course of business consistent with past practice, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) grant or pay to any Participant (1) any severance, termination, change in control, retention or similar compensation or benefits or increase in any manner such compensation or benefits or (2) any right to receive any such compensation or benefits, (E) pay any benefits under or grant any awards under or enter into, amend or terminate, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option or Company Restricted Share, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xiii)  change its fiscal year and, except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(xiv)  authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)  Other Actions.  The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c)  Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d)  Certain Tax Matters.  (i)  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) not make any material tax election or settle or compromise any material tax liability, other than with Parent’s consent or other than in the ordinary course of business; and (B) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.

(ii)  The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii)  To the extent Section 6043A of the Code applies to the transactions contemplated by this Agreement, the parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

SECTION 4.02. No Solicitation.  (a)  The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Affiliates to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company.  The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal by such party, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which need not restrict such person from making an unsolicited Takeover Proposal) not less restrictive of such person than the confidentiality provisions of the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)  Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”).  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; provided, however, that no Company Adverse Recommendation Change may be made until after the fourth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new four business day period).  In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal.  The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material relating to any such Takeover Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the person making such Takeover Proposal (or its Representatives), on the other hand.

(d)  Nothing contained in this Agreement shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose is reasonably likely to be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting.  (a)  As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review.

(b)  The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval.  Subject to Section 4.02(b) and 4.02(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that no breach of this Section 5.01(b) shall be deemed to have occurred if the Company adjourns or postpones the Stockholders’ Meeting for a reasonable period of time, each such period of time not to exceed 10 business days, if (x) at the time of such adjournment or postponement Parent shall have received a Notice of Adverse Recommendation and the Stockholders’ Meeting is scheduled to occur within four business days of the time of delivery of such Notice of Adverse Recommendation to Parent or (y) at the time the Board of Directors announces a Company Adverse Recommendation Change, the Stockholders’ Meeting is then scheduled to occur no later than 10 business days from the date of such Company Adverse Recommendation Change; provided further that the Company may not adjourn or postpone the Stockholders’ Meeting pursuant to the preceding proviso more than two times or for more than 15 business days in the aggregate.

SECTION 5.02. Access to Information; Confidentiality.  Insofar as permitted by applicable law and the terms of the Confidentiality Agreement, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each correspondence or written communication with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.  Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated August 25, 2006, as amended from time to time, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and otherwise in accordance with the Confidentiality Agreement.  No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 5.03. Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents.  In connection with and without limiting the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act and with the applicable Canadian Governmental Entities the filings (the “Canadian Filings”) required under the Competition Act (Canada) and the Investment Canada Act (Canada) (collectively, the “Canadian Competition Laws”), in each case with respect to the transactions contemplated by this Agreement.  The HSR Filing and the Canadian Filings shall be in substantial compliance with the requirements of the HSR Act and the Canadian Competition Laws, as applicable.  Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing and the Canadian Filings, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.  The Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary in connection with the HSR Filing and the Canadian Filings and with any inquiry or communication with or from any Governmental Entity in connection therewith.  The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.  Nothing in this Agreement shall be deemed to require Parent, the Company or any Subsidiary to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries and neither the Company nor any of its Subsidiaries shall, without Parent’s written consent, agree to, or proffer to, divest or hold separate any assets or any portion of its business; provided that, notwithstanding the foregoing, at Parent’s request, the Company or any Subsidiary shall agree to, or proffer to, divest or hold separate any assets or any portion of its business so long as such divestiture or holding separate shall occur no earlier than, and be conditioned upon the occurrence of, the consummation of the Merger.

SECTION 5.04. Company Stock Options; Company Restricted Shares.  (a)  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)  adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that the Company Stock Options will become fully exercisable and may be exercised before the Effective Time at such applicable time or times as specified in the Company Stock Plans, and, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option;

(ii)  adjust the terms of all outstanding Company Restricted Shares as necessary to provide that each Company Restricted Share outstanding immediately prior to the Effective Time will vest in full and be converted into the right to receive the Merger Consideration pursuant to Section 2.01(c);

(iii)  make such changes to the Company Stock Plans or any other Company Benefit Plan or Company Benefit Agreement as the Company and Parent may agree are appropriate to clarify that if the Closing occurs during the 2007 fiscal year prior to December 15, 2007, or during the 2008 fiscal year prior to December 15, 2008, the Company’s non-employee directors immediately prior to the Effective Time will each be paid, on the Closing Date, an amount in cash equal to (A) $60,000 multiplied by (B) a fraction, (I) the numerator of which is the number of months that have fully elapsed in the year in which the Closing occurs through the Closing Date plus one and (II) the denominator of which is 12; and

(iv)  make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b)  All amounts payable pursuant to Section 5.04(a) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

(c)  The Company shall ensure that following the Effective Time, no holder of a Company Stock Option, Company Restricted Share or Company Stock-Based Award (or former holder of a Company Stock Option, Company Restricted Share or Company Stock-Based Award) or any current or former participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any Capital Stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(d)  Prior to the Effective Time, the Company shall take all actions necessary in order to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.05. Indemnification; Advancement of Expenses; Exculpation and Insurance.  (a)  Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

(c)  Parent shall obtain, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent) for six years from the Effective Time, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 5.05(c), Parent shall not be obligated to pay more than $1,000,000 in the aggregate to obtain such coverage.  It is understood and agreed that in the event such coverage cannot be obtained for $1,000,000 or less in the aggregate, Parent shall be obligated to obtain a policy providing such coverage as may be obtained for such $1,000,000 aggregate amount.

(d)  The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.06. Fees and Expenses.  (a)  Except as provided in paragraph (b)  of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)  In the event that:

(i)  this Agreement is terminated by Parent pursuant to Section 7.01(c)(iii) or 7.01(e); or

(ii)  this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); or

(iii)   (A) prior to the obtaining of the Stockholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $15,634,552 (the “Parent Termination Fee”) by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C).

(c)  The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Parent Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at a rate equal to 2% plus the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Default Rate”).

SECTION 5.07. Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed).  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 5.09. Employee Matters.  (a)  Except as otherwise provided in any applicable collective bargaining agreement, from the Effective Time through the first anniversary of the Effective Time, the employees of the Company employed primarily in the United States who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of Capital Stock, warrants, options, stock appreciation rights or other rights in respect of any shares of Capital Stock of any entity or any securities convertible or exchangeable into such Capital Stock pursuant to any such plans or arrangements; providedfurther that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.  Any change in benefits that is adopted prior to the Effective Time but becomes effective on or after the Effective Time and any other change in benefits (including changes in vendors, co-payments, deductibles and life-time maximums) that would have been made by the Company or its Subsidiaries in the ordinary course of business during calendar year 2007 (or 2008, if the Closing occurs after December 31, 2007) to reflect market conditions of the provision of those benefits shall be deemed to have been in effect immediately prior to the Effective Time for purposes of this Section 5.09(a).

(b)  Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of eligibility to participate and vesting (but not benefit accrual) under Parent’s defined contribution plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation, and except as would result in any duplication of benefits for the same period of service), but not for purposes of any other employee benefit plan of Parent.

(c)  Except to the extent set forth in paragraph (m) of Section 4.01(a) of the Disclosure Schedule, nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to establish, maintain or continue any specific plans or to continue the employment of any specific person.  Furthermore, except to the extent set forth in paragraph (m) of Section 4.01(a) of the Disclosure Schedule, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Company to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Company.  Without limiting the scope of Section 8.07, nothing in this Section 5.09 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns.

(d)  With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) use reasonable efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements incurred in the same year as the Effective Time to the extent applicable under any such plan.

(e)  With respect to the employees of the Company who are employed primarily outside the United States, following the Effective Time, Parent and its Subsidiaries will provide such employees with employee benefits in accordance with applicable law.

(f)  As soon as reasonably practicable after the date of this Agreement, the Company shall amend the Company Benefit Plans listed in paragraph (m) of Section 4.01(a) of the Disclosure Schedule or take such other actions as necessary to reflect the terms set forth in such paragraph.

SECTION 5.10. Cooperation with Respect to Financing.  The Company shall provide, and shall cause its Subsidiaries and its and their officers and employees to provide, on a reasonably timely basis all reasonable cooperation in connection with the arrangement of any financing to be consummated by Parent in connection with the transactions contemplated by this Agreement.

SECTION 5.11. Cooperation with Respect to Governmental Entities.  The parties shall, through their counsel, keep each other informed with respect to communications with, to and from Governmental Entities regarding the transactions contemplated hereunder and shall through their counsel afford each other a reasonable opportunity to participate in all communications and meetings with Governmental Entities and to have input into all filings and submissions to Governmental Entities regarding the transactions contemplated hereunder.

SECTION 5.12. Convertible Notes.  Each of the Company, Parent and Sub shall take each action required to be taken by such party pursuant to the Indenture dated as of March 26, 2007, between the Company and Wells Fargo Bank, National Association in connection with the Merger.  The Company shall comply with the terms of the instruments relating to the Convertible Notes as in effect as of the date of this Agreement.

SECTION 5.13. Severance Matters.  (a)  Parent and Sub covenant and agree that, except as otherwise set forth in Schedule 5.13(a) of the Disclosure Schedule, on or before the date which is 60 days after the date of this Agreement, with respect to each person listed on Schedule 5.13(a) of the Disclosure Schedule (the “Officer and Other Employee List”), Parent will provide to the Company a date on which it expects to terminate such person’s employment with the Company (the termination date for such person being referred to herein as such person’s “Officer and Other Employee Termination Date”) with each Officer and Other Employee Termination Date to be (a) no later than the date which is six months after the Closing Date (it being understood that such Officer and Employee Termination Date may be expressed in the number of months (not to exceed six months) after the Closing Date for which such employee’s services will be required) and (b) determined by Parent in good faith based on Parent’s reasonable expectation as to the amount of time for which Parent will require such person’s services after the Closing in connection with the transition to Parent’s ownership of the Company.  In addition, except as set forth in Schedule 5.13(a) of the Disclosure Schedule, Parent will cause the Company to pay to each person on the Officer and Other Employee List the severance pay entitled to him or her from the Company on the earlier of the Officer and Other Employee Termination Date for such person or such person’s earlier termination of employment with the Company; provided that, as a condition to receiving any such severance pay, each such person may be required by Parent to continue his or her service with the Company up to such person’s Officer and Other Employee Termination Date (unless such person is earlier terminated by the Company or Parent (other than for cause)) and to also sign a waiver and release of claims against the Company, Parent and their affiliates for any claims incurred prior to such person’s termination.  For the avoidance of doubt, except as set forth in Schedule 5.13(a) of the Disclosure Schedule, each employee who is included in the Officer and Other Employee List shall be entitled to receive a severance payment on or prior to such person’s Officer and Other Employee Termination Date so long as the employee agrees to continue and does continue his or her service with the Company up to such Officer and Other Employee Termination Date (unless earlier terminated by the Company or Parent (other than for cause)) and signs a waiver and release of claims in a form reasonably acceptable to Parent.

(b)  Parent and Sub covenant and agree that on or before the date which is 30 days after the date of this Agreement, with respect to each person listed on Schedule
5.13(b) of the Disclosure Schedule (the “Accounting and IT List”), Parent will provide to the Company (i) a list of those persons on the Accounting and IT List which Parent reasonably and in good faith expects the Company or Parent will continue to employ following six months after the Closing Date and who will be offered permanent employment with the Company or Parent (all other persons on the Accounting and IT List, the “Accounting and IT Terminated Employees”) and (ii) the date on which it expects to terminate each Accounting and IT Terminated Employee’s employment with the Company (the termination date for such Accounting and IT Terminated Employee being referred to herein as such Accounting and IT Terminated Employee’s “Accounting and IT Termination Date”) with each such termination date to be (a) no later than the date which is six months after the Closing Date (it being understood that each Accounting and IT Termination Date may be expressed in the number of months (not to exceed six months) after the Closing Date for which such employee’s services will be required) and (b) determined by Parent in good faith based on Parent’s reasonable expectation as to the amount of time for which Parent will require such Accounting and IT Terminated Employee’s services after the Closing in connection with the transition to Parent’s ownership of the Company.  In addition, Parent will cause the Company to pay to each Accounting and IT Terminated Employee the severance pay entitled to him or her from the Company on the earlier of the Accounting and IT Termination Date for such person or such person’s earlier termination of employment with the Company; provided that, as a condition to receiving any such severance pay, each such person may be required by Parent to continue his or her service with the Company up to such person’s Accounting and IT Termination Date (unless such person is earlier terminated by the Company or Parent (other than for cause)) and to also sign a waiver and release of claims against the Company, Parent and their affiliates for any claims incurred prior to such person’s termination.  For those employees on the Accounting and IT List who are not Accounting and IT Terminated Employees, the Company may inform such employees that Parent has indicated to the Company that Parent desires to retain their services on a permanent basis after the Closing.  For the avoidance of doubt, each employee who is included in the Accounting and IT List and who is designated as an Accounting and IT Terminated Employee shall be entitled to receive a severance payment so long as the employee agrees to continue and does continue his or her service with the Company up to such person’s Accounting and IT Termination Date (unless earlier terminated by the Company or Parent (other than for cause)) and signs a waiver and release of claims in a form reasonably acceptable to Parent.

(c)  For purposes of this Section 5.13, “cause” shall be determined by the Company or Parent in good faith and shall mean termination from employment due to unacceptable performance, misconduct, dishonesty or any other violation of the policies of the Company or law.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)  Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and all applicable approvals and waiting periods under the antitrust laws of Canada (if applicable) shall have been obtained, expired or been terminated, as applicable.

(c)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that prior to asserting the lack of satisfaction of this condition the asserting party shall, subject to Section 5.03, have used its commercially reasonable efforts in a manner consistent with its obligations under this Agreement to prevent the entry of any such injunction or other judgment or order and to appeal as promptly as possible any such judgment that may be entered.

SECTION 6.02. Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The (i) representations and warranties of the Company set forth in Section 3.01(c), Section 3.01(d), Section 3.01(g)(iv), Section 3.01(q), Section 3.01(r) and Section 3.01(s) qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, and to the extent those representations and warranties are not so qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) representations and warranties of the Company set forth in this Agreement (other than those listed in the preceding clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)  No Litigation.  There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, in each case, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Material Adverse Effect.

(d)  Restraints.  No Restraint sought by a Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

SECTION 6.03. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

(b)  Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)  by mutual written consent of Parent, Sub and the Company;

(b)  by either Parent or the Company:

(i)  if the Merger shall not have been consummated on or before February 20, 2008; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)  if any Restraint which prevents the consummation of the Merger shall be in effect and shall have become final and nonappealable; or

(iii)  if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)  by Parent:

(i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured, or is not cured, by the Company within 90 calendar days following receipt of written notice of such breach or failure to perform from Parent;

(ii)  if any Restraint having the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(iii)  if the Company gives Parent the notification contemplated by Section 7.05(b);

(d)  by the Company:

(i)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured, or is not cured, by Parent within 90 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(ii)  in accordance with the provisions of Section 7.05(b); provided that Stockholder Approval has not then been obtained and the Company has complied with all provisions of Section 7.05(b), including the notice provisions therein; or

(e)  by Parent, in the event that prior to the obtaining of the Stockholder Approval:

(i)  a Company Adverse Recommendation Change shall have occurred; or

(ii)  the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within 10 business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal.

SECTION 7.02. Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section
3.01(s), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05. Procedure for Termination or Amendment.  (a)  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by applicable law.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

(b)  The Company may terminate this Agreement pursuant to Section 7.01(d)(ii) only if (i) the Board of Directors of the Company has received a Superior Proposal, (ii) in light of such Superior Proposal the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Board of Directors of the Company to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty under applicable law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 4.02, (vi) the Company has previously paid the Parent Termination Fee and (vii) the Company’s Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105

Telecopy No.:  (314) 862-7406
Attention:  George H. Pain, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Telecopy No.:  (212) 474-3700
Attention:  Robert I. Townsend, III, Esq.
    George F. Schoen, Esq.

if to the Company, to:

Pioneer Companies, Inc.
700 Louisiana Street, Suite 4300
Houston, Texas 77002

Telecopy No.:  (713) 356-8281
Attention:  Paul Pryzant, Esq.

with a copy to:

Locke Liddell & Sapp LLP
3400 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002

Telecopy No.:  (713) 229-2604
Attention:  David Elder, Esq.

SECTION 8.03. Definitions.  For purposes of this Agreement:

(a)  an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)  “Capital Stock” of any person, means any share of capital stock of, any other equity interest in, or equity security of, or any other voting interest in, or voting security of, such person.

(c)  “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers, without any requirement of investigation, provided that with respect to the Company, the executive officers shall consist solely of Michael McGovern, Gary Pittman, David Scholes, Jerry Bradley, Larry Landry, Ron Ciora, Michael Mazzarello, Gary Sulik and Pat Peebles;

(d)  “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) will prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change:

(A) any change, effect, event, occurrence, state of facts or development relating to the North American economy or securities markets in general;

(B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company operates, including decreases in sales prices, increases in the cost of raw materials, including electricity and salt, increases in rail transportation costs or any regulatory or rail industry action which limits or restricts the transportation of chlorine by rail, so long as the change, effect, event, occurrence, state of facts or development does not materially disproportionately impact the Company;

(C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change); and

(D) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or Parent’s ownership or proposed ownership of the Company;

(e)  “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f)  a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Schedule.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

SECTION 8.05. Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including any exhibits and schedules hereto) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II, Section 5.04(a)(iii) and Section 5.05, are not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies.

SECTION 8.08. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve  Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 8.11. Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

OLIN CORPORATION,
by
/s/ Joseph D. Rupp
Name: Joseph D. Rupp
Title: Chairman, President and Chief Executive Officer

PRINCETON MERGER CORP.,
by
/s/ John L. McIntosh
Name: John L. McIntosh
Title: President

PIONEER COMPANIES, INC.,
by
/s/ Michael Y. McGovern
Name: Michael Y. McGovern
Title: Chairman, President and Chief Executive Officer

ANNEX I
TO THE MERGER AGREEMENT

Index of Defined Terms

Term

409A Authorities	Section 3.01(l)(xii)
Accounting and IT List	Section 5.13(b)
Accounting and IT Terminated Employees	Section 5.13(b)
Accounting and IT Termination Date	Section 5.13(b)
Acquisition Agreement	Section 4.02(b)
Affiliate	Section 8.03(a)
Agreement	Preamble
AJCA	Section 3.01(l)(xii)
Appraisal Shares	Section 2.01(d)
Canadian Competition Laws	Section 5.03
Canadian Filings	Section 5.03
Capital Stock	Section 8.03(b)
cause	Section 5.13(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company Bylaws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(n)(xiv)
Company Disclosure Schedule	Section 3.01
Company Pension Plan	Section 3.01(l)(i)
Company Preferred Stock	Section 3.01(c)(i)
Company Restricted Shares	Section 3.01(c)(i)
Company SEC Documents	Section 3.01(e)(i)
Company Stock-Based Awards	Section 3.01(c)(i)
Company Stock Options	Section 3.01(c)(ii)
Company Stock Plans	Section 3.01(c)(i)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.09(a)
Contract	Section 3.01(d)
Convertible Notes	Section 3.01(c)(i)
debt obligations	Section 3.01(i)(i)
Default Rate	Section 5.06(d)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Claim	Section 3.01(j)(ii)
Environmental Laws	Section 3.01(j)
Environmental Permits	Section 3.01(j)(ii)
ERISA	Section 3.01(j)(i)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Filed Company SEC Documents	Section 3.01(e)(i)

A-1

GAAP	Section 3.01(e)(i)
Governmental Entity	Section 3.01(d)
Grant Date	Section 3.01(c)(ii)
Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03(a)
Intellectual Property	Section 3.01(p)(iv)
IRS	Section 3.01(l)(i)
Knowledge	Section 8.03(c)
Legal Provisions	Section 3.01(j)(i)
Liens	Section 3.01(b)
Material Adverse Change	Section 8.03(d)
Material Adverse Effect	Section 8.03(d)
Merger	Preamble
Merger Action	Section 3.01(m)
Merger Consideration	Section 2.01(c)
Multiemployer Plan	Section 3.01(l)(iii)
Nonqualified Deferred Compensation Plan	Section 3.01(l)(xii)
Notice of Adverse Recommendation	Section 4.02(b)
Officer and Other Employee List	Section 5.13(a)
Officer and Other Employee Termination Date	Section 5.13(a)
Parachute Gross Up Payment	Section 3.01(m)
Parent	Preamble
Parent Termination Fee	Section 5.06(b)(ii)
Participant	Section 3.01(g)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)(i)
person	Section 8.03(e)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Release	Section 3.01(j)(ii)
Representatives	Section 4.02(a)
Restricted Contracts	Section 3.01(i)(iii)
Restraints	Section 6.01(c)
SEC	Section 3.01(d)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)(i)
Social Security Act	Section 3.01(v)(v)
SOX	Section 3.01(e)(i)
Specified Contracts	Section 3.01(u)(i)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(e)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)(xiv)
taxing authority	Section 3.01(n)(xiv)
tax returns	Section 3.01(n)(xiv)
Title IV Plan	Section 3.01(l)(iii)

A-2

EXHIBIT A
TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation
of the Surviving Corporation

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is Princeton Merger Corp.

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH:  To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit.  No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section.  Such indemnification shall be mandatory and not discretionary.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.  Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims.  Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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